News Release
FOR IMMEDIATE RELEASE

Aflac Incorporated Announces Third Quarter Results,
Reports Third Quarter Net Earnings of $2.5 Billion,
Results Reflect a Benefit from New Tax Regulations,
Declares Fourth Quarter Cash Dividend

COLUMBUS, Ga. - October 27, 2020 - Aflac Incorporated (NYSE: AFL) today reported its third quarter results.

Total revenues were $5.7 billion in the third quarter of 2020, compared with $5.5 billion in the third quarter of 2019. Net earnings were $2.5 billion, or $3.44 per diluted share, compared with $777 million, or $1.04 per diluted share a year ago. The increase in net earnings in the third quarter of 2020 reflects a $1.4 billion benefit primarily from the release of valuation allowances on deferred tax benefits, which were allowed due to newly released U.S. tax regulations.

Net earnings in the third quarter of 2020 included pretax net investment gains of $117 million, or $0.16 per diluted share, compared with pretax net investment losses of $119 million, or $0.16 per diluted share a year ago. The net investment gains were driven by gains of $142 million, reflecting a decline in the allowances associated with the company's estimate of current expected credit losses (CECL); net losses from certain derivatives and foreign currency activities of $38 million; an increase in the fair value of equity securities of $12 million; and net gains of $2 million from sales and redemptions.

The average yen/dollar exchange rate* in the third quarter of 2020 was 106.23, or 1.0% stronger than the average rate of 107.31 in the third quarter of 2019. For the first nine months, the average exchange rate was 107.63, or 1.4% stronger than the rate of 109.16 a year ago.

Total investments and cash at the end of September 2020 were $146.1 billion, compared with $139.5 billion at September 30, 2019. In the third quarter, Aflac Incorporated repurchased $400 million, or 10.9 million of its common shares. At the end of September 2020, the company had 110.9 million remaining shares authorized for repurchase.

Shareholders’ equity was $32.5 billion, or $46.16 per share, at September 30, 2020, compared with $29.4 billion, or $40.04 per share, at September 30, 2019. Shareholders’ equity at the end of the third quarter included a net unrealized gain on investment securities and derivatives of $9.5 billion, compared with a net unrealized gain of $8.9 billion at September 30, 2019. Shareholders’ equity at the end of the third quarter also included an unrealized foreign currency translation loss of $1.3 billion, compared with an unrealized foreign currency translation loss of $1.5 billion at September 30, 2019. The annualized return on average shareholders’ equity in the third quarter was 31.7%, driven primarily by a benefit from new tax regulations.

Adjusted earnings* in the third quarter were $994 million, compared with $863 million in the third quarter of 2019, reflecting an increase of 15.2% driven primarily by favorable effective tax rates. This increase includes a cumulative adjustment of $202 million, or $0.28 per share, with respect to the first nine months of 2020, of which $69 million, or $0.10 per share, related to the third quarter of 2020. Adjusted earnings included a pretax variable investment income of $21 million on alternative investments, which was $6 million above long-term return expectations. Adjusted earnings per diluted share* increased 19.8% to $1.39 in the quarter. The slightly stronger yen/dollar exchange rate did not have a significant impact on adjusted earnings per diluted share.

For the first nine months of 2020, total revenues were down 2.8% to $16.2 billion, compared with $16.7 billion in the first nine months of 2019. Net earnings were $3.8 billion, or $5.31 per diluted share, compared with $2.5 billion, or $3.37 per diluted share, for the first nine months of 2019. Adjusted earnings for the first nine months of 2020 were $2.8 billion, or $3.88 per diluted share, compared with $2.6 billion, or $3.41 per diluted share, in 2019. Adjusted earnings included $22 million of pretax variable investment income on alternative investments, which was $18 million below long-term return expectations. Excluding the positive impact of $0.02 per share from the stronger yen/dollar exchange rate, adjusted earnings per diluted share increased 13.2% to $3.86 for the first nine months of 2020.

Shareholders’ equity excluding AOCI* was $24.6 billion, or $34.91 per share at September 30, 2020, compared with $22.2 billion, or $30.18 per share, at September 30, 2019. The annualized adjusted return on equity excluding foreign currency impact* in the third quarter was 16.8%.

AFLAC JAPAN

In yen terms, Aflac Japan's net premium income was ¥336.5 billion for the quarter, or 3.3% lower than a year ago, mainly due to limited-pay products reaching paid-up status. Net investment income, net of amortized hedge costs*, decreased 0.2% to ¥70.2 billion. Total revenues in yen declined 2.8% to ¥407.9 billion. Pretax adjusted earnings in yen for the quarter declined 11.6% on a reported basis. Pretax adjusted earnings decreased 11.1% on a currency-neutral basis. The pretax adjusted profit margin for the Japan segment was 19.4%, compared with 21.4% a year ago. The decrease in the profit margin is largely due to a reduction in revenues and an increase in expenses in the quarter.

For the first nine months, premium income in yen was ¥1.0 trillion, or 2.6% lower than a year ago. Net investment income, net of amortized hedge costs, increased 1.9% to ¥208.1 billion. Total revenues in yen were down 1.9% to ¥1.2 trillion. Pretax adjusted earnings were ¥262.3 billion, or 3.8% lower than a year ago.

In dollar terms, net premium income decreased 2.3% to $3.2 billion in the third quarter. Net investment income, net of amortized hedge costs, increased 0.6% to $663 million. Total revenues declined by 1.8% to $3.8 billion. Pretax adjusted earnings declined 10.9% to $747 million.

For the first nine months, premium income in dollars was $9.5 billion, or 1.2% lower than a year ago. Net investment income, net of amortized hedge costs, increased 3.2% to $1.9 billion. Total revenues were down 0.5% to $11.4 billion. Pretax adjusted earnings were $2.4 billion, or 2.5% lower than a year ago.

For the quarter, new annualized premium sales (sales) for protection-type first sector and third sector products decreased 32.8% to ¥12.2 billion, and total sales decreased 32.0% to ¥12.6 billion, or $119 million. For the first nine months, sales for protection-type first sector and third sector products decreased 41.1% to ¥35.3 billion, and total sales decreased 40.4% to ¥36.4 billion, or $339 million. The decline in sales largely reflects the impact of reduced activity during the COVID-19 pandemic.

AFLAC U.S.

Aflac U.S. net premium income declined 2.6% to $1.4 billion in the third quarter. Net investment income decreased 4.4% to $175 million as a result of the lower interest rate environment and ongoing capital management activity. Total revenues were down 1.5% to $1.6 billion, largely due to a decline in earned premium from reduced sales activity as well as lower net investment income, partially offset by $24 million of other income primarily derived from Argus third party administrative fees. Pretax adjusted earnings were $329 million, 1.8% lower than a year ago, primarily reflecting a decline in revenues and an increase in expenses, despite lower utilization during the pandemic. The pretax adjusted profit margin for the U.S. segment was 20.5%, compared with 20.6% a year ago.

For the first nine months, premium income declined 0.4% to $4.3 billion. Net investment income decreased 3.1% to $523 million. Total revenues were up 0.8% to $4.9 billion, reflecting $78 million of other income primarily derived from Argus third party administrative fees. Pretax adjusted earnings were $1.1 billion, or 8.6% higher than a year ago.

Aflac U.S. sales decreased 35.7% in the quarter to $221 million. For the first nine months of the year, total new sales decreased 32.7% to $705 million, reflecting the ongoing impact of the COVID-19 pandemic.

CORPORATE AND OTHER

For the quarter, total revenue decreased 10.3% to $87 million, primarily due to an $8 million decline in net investment income including amortized hedge income, which was $36 million. Pretax adjusted earnings were a loss of $39 million, compared with a loss of $17 million a year ago, primarily reflecting higher interest expense and lower net investment income including amortized hedge income.

For the first nine months of the year, total revenue increased 1.7% to $292 million, primarily due to an $11 million increase in net investment income including amortized hedge income, which was $137 million. Pretax adjusted earnings were a loss of $69 million, compared with a loss of $62 million a year ago, primarily reflecting increased interest expense and partially offset by an increase in amortized hedge benefits.

IMPACT OF NEW TAX REGULATIONS

On September 29, 2020, the U.S. Treasury and Internal Revenue Service issued Final and Proposed Regulations. Under the guidance of these regulations, the company will recognize a one-time income tax benefit of $1.4 billion due to the release of previously established valuation allowances related to deferred foreign tax credits. As a result, adjusted earnings benefited in the current period from a lower effective tax rate, and the company believes this will also reduce the effective tax rate in future periods, subject to any future changes in the U.S. tax policy.

DIVIDEND

The board of directors declared the fourth quarter dividend of $0.28 per share, payable on December 1, 2020 to shareholders of record at the close of business on November 18, 2020.

OUTLOOK

Commenting on the company’s results, Chairman and Chief Executive Officer Daniel P. Amos stated: “As a result of the global COVID-19 pandemic, many people have been facing the most challenging times of their lives for various reasons, and our thoughts and prayers are with everyone affected. The safety and health of everyone with whom we do business remains our greatest priority.

"The environment created by COVID-19 continues to impact our sales results both in the United States and Japan. As communicated, we expect this to significantly affect full year sales results in both countries, with the potential for a modest sales improvement for the remainder of the year, contingent upon the pace of economic recovery. Economic conditions and claims activity within this environment remain uncertain in both the Japan and the U.S. as both countries address the pandemic.

“We have taken several actions to navigate the pandemic in Japan and the U.S. Early in the fourth quarter, we offered a voluntary separation plan to eligible employees, which will result in a reduction in our U.S. insurance and corporate workforce of approximately 9%. We expect run-rate annual savings in the range of $45 to $50 million and will record a one-time expense associated with the separation plan of approximately $45 million in the fourth quarter. Other activities include a tactical approach to product development, investment in our distribution platforms, the promotion of wellness benefits with policyholders in the U.S., and accelerated investment in automation and digital roadmaps. You see the impact of these moves beginning to come through our results in the way of elevated investment, recovery in our benefit ratios and movement in persistency. While in total these activities represent short-term headwinds to pretax profit margins, they serve us well as we enter 2021 and an expected recovery in economic conditions.

"As always, we are committed to prudent liquidity and capital management. This includes maintaining strong capital ratios on behalf of our policyholders in both the U.S. and Japan and a tactical approach to capital allocation. It goes without saying that we treasure our record of dividend growth. With the fourth quarter's declaration, 2020 will mark the 38th consecutive year of dividend increases. Our dividend track record is supported by the strength of our capital and cash flows. At the same time, we remain in the market repurchasing shares and focused on integrating the growth investments we have made in our platform. By doing so, we look to emerge from this period in a continued position of strength and leadership."

*See Non-U.S. GAAP Financial Measures section for an explanation of foreign exchange and its impact on the financial statements and definitions of the non-U.S. GAAP financial measures used in this earnings release, as well as a reconciliation of such non-U.S. GAAP financial measures to the most comparable U.S. GAAP financial measures.

ABOUT AFLAC INCORPORATED

Aflac Incorporated (NYSE: AFL) is a Fortune 500 company, helping provide protection to more than 50 million people through its subsidiaries in Japan and the U.S., where it is a leading supplemental insurer by paying cash fast when policyholders get sick or injured. For more than six decades, insurance policies of Aflac Incorporated’s subsidiaries have given policyholders the opportunity to focus on recovery, not financial stress. Aflac Life Insurance Japan is the leading provider of medical and cancer insurance in Japan, where it insures 1 in 4 households. Fortune magazine recognized Aflac as one of the 100 Best Companies to Work for in America for 20 consecutive years. For 14 consecutive years, Aflac has been recognized by Ethisphere as one of the World's Most Ethical Companies. In 2020, Fortune included Aflac Incorporated on its list of World’s Most Admired Companies for the 19th time, and Bloomberg added Aflac Incorporated to its Gender-Equality Index, which tracks the financial performance of public companies committed to supporting gender equality through policy development, representation and transparency. To learn how to get help with expenses health insurance doesn’t cover, get to know us at aflac.com.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the quarter can be found on the “Investors” page at aflac.com.

Aflac Incorporated will webcast its quarterly conference call via the “Investors” page of aflac.com at 9:00 a.m. (ET) on Wednesday, October 28, 2020.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2020	2019	% Change
Total revenues	$5,665	$5,536	2.3%
Benefits and claims, net	2,985	3,027	(1.4)
Total acquisition and operating expenses	1,527	1,473	3.7
Earnings before income taxes	1,153	1,036	11.3
Income taxes	(1,303)	259
Net earnings	$2,456	$777	216.1%
Net earnings per share – basic	$3.45	$1.05	228.6%
Net earnings per share – diluted	3.44	1.04	230.8
Shares used to compute earnings per share (000):
Basic	711,698	739,946	(3.8)%
Diluted	713,793	743,842	(4.0)
Dividends paid per share	$0.28	$0.27	3.7%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

NINE MONTHS ENDED SEPTEMBER 30,	2020	2019	% Change
Total revenues	$16,234	$16,704	(2.8)%
Benefits and claims, net	8,822	8,958	(1.5)
Total acquisition and operating expenses	4,470	4,358	2.6
Earnings before income taxes	2,942	3,388	(13.2)
Income taxes	(884)	865
Net earnings	$3,826	$2,523	51.6%
Net earnings per share – basic	$5.33	$3.38	57.7%
Net earnings per share – diluted	5.31	3.37	57.6
Shares used to compute earnings per share (000):
Basic	717,962	745,465	(3.7)%
Diluted	720,333	749,452	(3.9)
Dividends paid per share	$0.84	$0.81	3.7%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

SEPTEMBER 30,	2020	2019	% Change
Assets:
Total investments and cash	$146,129	$139,510	4.7%
Deferred policy acquisition costs	10,319	10,148	1.7
Other assets	4,507	4,479	0.6
Total assets	$160,955	$154,137	4.4%
Liabilities and shareholders’ equity:
Policy liabilities	$111,587	$107,530	3.8%
Notes payable and lease obligations	7,825	6,233	25.5
Other liabilities	9,064	10,936	(17.1)
Shareholders’ equity	32,479	29,438	10.3
Total liabilities and shareholders’ equity	$160,955	$154,137	4.4%
Shares outstanding at end of period (000)	703,574	735,130	(4.3)%

NON-U.S. GAAP FINANCIAL MEASURES

This earnings release includes references to Aflac’s non-U.S. GAAP financial measures, adjusted earnings, adjusted earnings per diluted share, adjusted return on equity, amortized hedge costs/income, and adjusted book value. These measures are not calculated in accordance with U.S. GAAP. The measures exclude items that the company believes may obscure the underlying fundamentals and trends in insurance operations because they tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with insurance operations. Management uses adjusted earnings, adjusted earnings per diluted share, and adjusted return on equity to evaluate the financial performance of Aflac’s insurance operations on a consolidated basis and believes that a presentation of these measures is vitally important to an understanding of the underlying profitability drivers and trends of Aflac’s insurance business. The company believes that amortized hedge costs/income, which are a component of adjusted earnings, measure the periodic currency risk management costs/income related to hedging certain foreign currency exchange risks and are an important component of net investment income. The company considers adjusted book value important as it excludes accumulated other comprehensive income (AOCI), which fluctuates due to market movements that are outside management’s control. Definitions of the company’s non-U.S. GAAP financial measures and reconciliations to the most comparable U.S. GAAP measures are provided below and in the following schedules.

Due to the size of Aflac Japan, where the functional currency is the Japanese yen, fluctuations in the yen/dollar exchange rate can have a significant effect on reported results. In periods when the yen weakens, translating yen into dollars results in fewer dollars being reported. When the yen strengthens, translating yen into dollars results in more dollars being reported. Consequently, yen weakening has the effect of suppressing current period results in relation to the comparable prior period, while yen strengthening has the effect of magnifying current period results in relation to the comparable prior period. A significant portion of the company’s business is conducted in yen and never converted into dollars but translated into dollars for U.S. GAAP reporting purposes, which results in foreign currency impact to earnings, cash flows and book value on a U.S. GAAP basis. Because foreign exchange rates are outside of management’s control, Aflac believes it is important to understand the impact of translating Japanese yen into U.S. dollars. Adjusted earnings, adjusted earnings per diluted share, and adjusted return on equity, all excluding current period foreign currency impact, are computed using the average yen/dollar exchange rate for the comparable prior year period, which eliminates fluctuations driven solely by yen-to-dollar currency rate changes. The average yen/dollar exchange rate is based on the published MUFG Bank, Ltd. telegraphic transfer middle rate (TTM).

The company defines the non-U.S. GAAP financial measures included in this earnings release as follows:

•Adjusted earnings are adjusted revenues less benefits and adjusted expenses. The adjustments to both revenues and expenses account for certain items that cannot be predicted or that are outside management’s control.  Adjusted revenues are U.S. GAAP total revenues excluding net investment gains and losses, except for amortized hedge costs/income related to foreign currency exposure management strategies and net interest cash flows from derivatives associated with certain investment strategies. Adjusted expenses are U.S. GAAP total acquisition and operating expenses including the impact of interest cash flows from derivatives associated with notes payable but excluding any nonrecurring or other items not associated with the normal course of the company’s insurance operations and that do not reflect the company's underlying business performance. The most comparable U.S. GAAP measure is net earnings.

•Adjusted earnings per share (basic or diluted) are the adjusted earnings for the period divided by the weighted average outstanding shares (basic or diluted) for the period presented. The most comparable U.S. GAAP measure is net earnings per share.

•Adjusted return on equity is adjusted earnings divided by average shareholders’ equity, excluding AOCI. The most comparable U.S. GAAP financial measure is return on average equity (ROE) as determined using net earnings and average total shareholders’ equity.

•Adjusted return on equity excluding foreign currency impact is adjusted earnings excluding the current period foreign currency impact divided by average shareholders’ equity, excluding AOCI. The most comparable U.S. GAAP financial measure is ROE as determined using net earnings and average total shareholders’ equity.

•Amortized hedge costs/income represent costs/income incurred or recognized as a result of using foreign currency derivatives to hedge certain foreign exchange risks in the company's Japan segment or in the Corporate and Other segment. These amortized hedge costs/income are estimated at the inception of the derivatives based on the specific terms of each contract and are recognized on a straight line basis over the term of the hedge. There is no comparable U.S. GAAP financial measure for amortized hedge costs/income.

•Adjusted book value is the U.S. GAAP book value (representing total shareholders' equity), less AOCI as recorded on the U.S. GAAP balance sheet. The company considers adjusted book value important as it excludes AOCI, which fluctuates due to market movements that are outside management's control.

•Adjusted book value per share is the adjusted book value at the period end divided by the outstanding common shares at the period end. The most comparable U.S. GAAP measure is total book value per share.

RECONCILIATION OF NET EARNINGS TO ADJUSTED EARNINGS[1]
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2020	2019	% Change

Net earnings	$2,456	$777	216.1%

Items impacting net earnings:
Net investment (gains) losses	(117)	119
Other and non-recurring (income) loss	1	—
Income tax (benefit) expense on items excluded from adjusted earnings	72	(33)
Tax valuation allowance release [4]	(1,418)	—

Adjusted earnings	994	863	15.2%
Current period foreign currency impact [2]	(3)	N/A
Adjusted earnings excluding current period foreign currency impact [3]	$991	$863	14.8%

Net earnings per diluted share	$3.44	$1.04	230.8%

Items impacting net earnings:
Net investment (gains) losses	(0.16)	0.16
Other and non-recurring (income) loss	—	—
Income tax (benefit) expense on items excluded from adjusted earnings	0.10	(0.04)
Tax valuation allowance release [4]	(1.99)	—

Adjusted earnings per diluted share	1.39	1.16	19.8%
Current period foreign currency impact [2]	—	N/A
Adjusted earnings per diluted share excluding current period foreign currency impact [3]	$1.39	$1.16	19.8%
1    Amounts may not foot due to rounding.
2    Prior period foreign currency impact reflected as “N/A” to isolate change for current period only.
3    Amounts excluding current period foreign currency impact are computed using the average foreign currency exchange rate for the comparable prior-year period, which eliminates fluctuations driven solely by foreign currency exchange rate changes.
4 Tax benefit recognized in the third quarter of 2020 represents the release of valuation allowances on deferred tax benefits related to foreign tax credits.

RECONCILIATION OF NET EARNINGS TO ADJUSTED EARNINGS[1]
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

NINE MONTHS ENDED SEPTEMBER 30,	2020	2019	% Change

Net earnings	$3,826	$2,523	51.6%

Items impacting net earnings:
Net investment (gains) losses	497	49
Other and non-recurring (income) loss	16	1
Income tax (benefit) expense on items excluded from adjusted earnings	(125)	(15)
Tax valuation allowance release [4]	(1,418)	—

Adjusted earnings	2,797	2,558	9.3%
Current period foreign currency impact [2]	(17)	N/A
Adjusted earnings excluding current period foreign currency impact [3]	$2,780	$2,558	8.7%

Net earnings per diluted share	$5.31	$3.37	57.6%

Items impacting net earnings:
Net investment (gains) losses	0.69	0.07
Other and non-recurring (income) loss	0.02	—
Income tax (benefit) expense on items excluded from adjusted earnings	(0.17)	(0.02)
Tax valuation allowance release [4]	(1.97)	—

Adjusted earnings per diluted share	3.88	3.41	13.8%
Current period foreign currency impact [2]	(0.02)	N/A
Adjusted earnings per diluted share excluding current period foreign currency impact [3]	$3.86	$3.41	13.2%
1    Amounts may not foot due to rounding.
2     Prior period foreign currency impact reflected as “N/A” to isolate change for current period only.
3    Amounts excluding current period foreign currency impact are computed using the average foreign currency exchange rate for the comparable prior-year period, which eliminates fluctuations driven solely by foreign currency exchange rate changes.
4 Tax benefit recognized in the third quarter of 2020 represents the release of valuation allowances on deferred tax benefits related to foreign tax credits.

RECONCILIATION OF U.S. GAAP BOOK VALUE TO ADJUSTED BOOK VALUE [1]
(UNAUDITED - IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

SEPTEMBER 30,	2020	2019	% Change
U.S. GAAP book value	$32,479	$29,438
Less:
Unrealized foreign currency translation gains (losses)	(1,290)	(1,479)
Unrealized gains (losses) on securities and derivatives	9,485	8,937
Pension liability adjustment	(278)	(207)
Total AOCI	7,917	7,251
Adjusted book value [2]	$24,562	$22,187
Add:
Unrealized foreign currency translation gains (losses)	(1,290)	(1,479)
Adjusted book value including unrealized foreign currency translation gains (losses) [3]	$23,272	$20,708

Number of outstanding shares at end of period (000)	703,574	735,130

U.S. GAAP book value per common share	$46.16	$40.04	15.3%
Less:
Unrealized foreign currency translation gains (losses) per common share	(1.83)	(2.01)
Unrealized gains (losses) on securities and derivatives per common share	13.48	12.16
Pension liability adjustment per common share	(0.40)	(0.28)
Total AOCI per common share	11.25	9.86
Adjusted book value per common share [4]	$34.91	$30.18	15.7%
Add:
Unrealized foreign currency translation gains (losses) per common share	(1.83)	(2.01)
Adjusted book value including foreign currency translation gains (losses) per common share [3]	$33.08	$28.17	17.4%
1     Amounts may not foot due to rounding.
2    Adjusted book value is the U.S. GAAP book value (representing total shareholder's equity), excluding AOCI (as recorded on the U.S. GAAP balance sheet).
3    Adjusted book value including unrealized foreign currency translation gains (losses) is adjusted book value plus unrealized foreign currency translation gains (losses).
4 Adjusted book value per share is the adjusted book value at the period ended divided by the ending outstanding common shares for the period presented. The most comparable U.S. GAAP measure is total book value per share.

RECONCILIATION OF U.S. GAAP RETURN ON EQUITY (ROE) TO ADJUSTED ROE [1]
(EXCLUDING IMPACT OF FOREIGN CURRENCY)

THREE MONTHS ENDED SEPTEMBER 30,	2020	2019
Net earnings - U.S. GAAP ROE [2]	31.7%	10.8%
Impact of excluding unrealized foreign currency translation gains (losses)	(1.8)	(0.7)
Impact of excluding unrealized gains (losses) on securities and derivatives	12.1	4.1
Impact of excluding pension liability adjustment	(0.4)	(0.1)
Impact of excluding AOCI	9.9	3.3
U.S. GAAP ROE - less AOCI	41.6	14.1
Differences between adjusted earnings and net earnings [3]	(24.8)	1.6
Adjusted ROE - reported	16.8	15.7
Less: Impact of foreign currency [4]	0.1	N/A
Adjusted ROE, excluding impact of foreign currency	16.8	15.7
1    Amounts presented may not foot due to rounding.
2    U.S. GAAP ROE is calculated by dividing net earnings (annualized) by average shareholders' equity.
3    See separate reconciliation of net income to adjusted earnings.
4    Impact of foreign currency is calculated by restating all foreign currency components of the income statement to the weighted average foreign currency exchange rate for the comparable prior year period. The impact is the difference of the restated adjusted earnings compared to reported adjusted earnings. For comparative purposes, only current period income is restated using the weighted average prior period exchange rate, which eliminates the foreign currency impact for the current period. This allows for equal comparison of this financial measure.

RECONCILIATION OF U.S. GAAP RETURN ON EQUITY (ROE) TO ADJUSTED ROE [1]
(EXCLUDING IMPACT OF FOREIGN CURRENCY)

NINE MONTHS ENDED SEPTEMBER 30,	2020	2019
Net earnings - U.S. GAAP ROE [2]	16.6%	12.7%
Impact of excluding unrealized foreign currency translation gains (losses)	(1.0)	(1.0)
Impact of excluding unrealized gains (losses) on securities and derivatives	6.3	3.8
Impact of excluding pension liability adjustment	(0.2)	(0.1)
Impact of excluding AOCI	5.1	2.7
U.S. GAAP ROE - less AOCI	21.8	15.5
Differences between adjusted earnings and net earnings [3]	(5.8)	0.2
Adjusted ROE - reported	15.9	15.7
Less: Impact of foreign currency [4]	0.1	N/A
Adjusted ROE, excluding impact of foreign currency	15.8	15.7
1    Amounts presented may not foot due to rounding.
2    U.S. GAAP ROE is calculated by dividing net earnings (annualized) by average shareholders' equity.
3    See separate reconciliation of net income to adjusted earnings.
4    Impact of foreign currency is calculated by restating all foreign currency components of the income statement to the weighted average foreign currency exchange rate for the comparable prior year period. The impact is the difference of the restated adjusted earnings compared to reported adjusted earnings. For comparative purposes, only current period income is restated using the weighted average prior period exchange rate, which eliminates the foreign currency impact for the current period. This allows for equal comparison of this financial measure.

EFFECT OF FOREIGN CURRENCY ON ADJUSTED RESULTS[1]
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED SEPTEMBER 30, 2020	Including Currency Changes	Excluding Currency Changes[2]
Net premium income [3]	(2.4)%	(3.1)%
Net investment income [4]	(1.6)	(1.9)
Total benefits and expenses	0.3	(0.4)
Adjusted earnings	15.2	14.8
Adjusted earnings per diluted share	19.8	19.8
1Refer to previously defined adjusted earnings and adjusted earnings per diluted share.
2Amounts excluding currency changes were determined using the same foreign currency exchange rate for the current period as the comparable period in the prior year, which eliminates dollar-based fluctuations driven solely from currency rate changes.
3Net of reinsurance
4Less amortized hedge costs/income on foreign investments

EFFECT OF FOREIGN CURRENCY ON ADJUSTED RESULTS[1]
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

NINE MONTHS ENDED SEPTEMBER 30, 2020	Including Currency Changes	Excluding Currency Changes[2]
Net premium income [3]	(1.0)%	(2.0)%
Net investment income [4]	2.1	1.6
Total benefits and expenses	(0.3)	(1.3)
Adjusted earnings	9.3	8.7
Adjusted earnings per diluted share	13.8	13.2
1Refer to previously defined adjusted earnings and adjusted earnings per diluted share.
2Amounts excluding currency changes were determined using the same foreign currency exchange rate for the current period as the comparable period in the prior year, which eliminates dollar-based fluctuations driven solely from currency rate changes.
3Net of reinsurance
4Less amortized hedge costs/income on foreign investments

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. The company desires to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target,” "outlook" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

The company cautions readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements:

•the effects of COVID-19 and any resulting economic effects and government interventions on the Company’s business and financial results
•ability to attract and retain qualified sales associates, brokers, employees, and distribution partners
•events related to the Japan Post investigation and other matters
•competitive environment and ability to anticipate and respond to market trends
•difficult conditions in global capital markets and the economy
•deviations in actual experience from pricing and reserving assumptions
•ability to continue to develop and implement improvements in information technology systems
•defaults and credit downgrades of investments
•exposure to significant interest rate risk
•concentration of business in Japan
•limited availability of acceptable yen-denominated investments
•tax rates applicable to the Company may change
•failure to comply with restrictions on policyholder privacy and information security
•interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems
•catastrophic events including, but not necessarily limited to, epidemics, pandemics (such as the coronavirus COVID-19), tornadoes, hurricanes, earthquakes, tsunamis, war or other military action, terrorism or other acts of violence, and damage incidental to such events
•ability to protect the Aflac brand and the Company's reputation
•extensive regulation and changes in law or regulation by governmental authorities
•foreign currency fluctuations in the yen/dollar exchange rate
•decline in creditworthiness of other financial institutions
•significant valuation judgments in determination of amount of impairments taken on the Company's investments
•U.S. tax audit risk related to conversion of the Japan branch to a subsidiary
•subsidiaries' ability to pay dividends to the Parent Company
•decreases in the Company's financial strength or debt ratings
•inherent limitations to risk management policies and procedures
•concentration of the Company's investments in any particular single-issuer or sector
•differing judgments applied to investment valuations
•ability to effectively manage key executive succession
•changes in accounting standards
•level and outcome of litigation
•allegations or determinations of worker misclassification in the United States

Analyst and investor contact - David A. Young, 706.596.3264 or 800.235.2667 or dyoung@aflac.com

Media contact - Catherine H. Blades, 706.596.3014; FAX: 706.320.2288 or cblades@aflac.com